Exhibit 1

.

 Alpha Pro Tech

LTD

ALPHA PRO TECH, LTD. ANNOUNCES ICC-ES APPROVAL

FOR HOUSE WRAP PRODUCT

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
email: ir@alphaprotech.com	email: cameron@haydenir.com

Valdosta, Georgia – March 19, 2008, Alpha Pro Tech (AMEX: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced its house wrap product for the construction industry has received the highly coveted International Code Council-Evaluation Service (ICC-ES) approval. The ICC-ES governs the International Building Code (IBC) which oversees most building departments around the country. This approval significantly expands the opportunity for Alpha Pro Tech’s REX Wrap™ and REX Wrap Plus™ house wrap products as many construction supply companies, as well as builders and architects, require this certification to sell the product. The size of the U.S. house wrap market is estimated at approximately $1.0 billion.

ICC-ES is the United States’ leader in evaluating building products for compliance with code. A nonprofit, public-benefit corporation, ICC-ES performs technical evaluations of building products, components, methods, and materials. The evaluation process culminates with the issuance of reports on code compliance, which are made available free of charge to code officials, contractors, specifiers, architects, engineers, and others with an interest in the building industry and construction. ICC-ES evaluation reports provide evidence that products and systems meet code requirements. The International Code Council, a membership association dedicated to building safety and fire prevention, develops the codes used to construct residential and commercial buildings, including homes and schools. Most U.S. cities, counties and states that adopt codes choose the International Codes developed by the International Code Council (ICC).

“We are pleased to have again received this highly sought after ICC-ES approval for one of our products, this time for our REX Wrap™ and REX Wrap Plus™ house wrap product,” commented Danny Montgomery, Senior VP Manufacturing of Alpha Pro Tech. “This approval is the final milestone required to clear the product for distribution throughout the construction industry. The approval, which requires rigorous testing and inspection, also serves as a meaningful validation of our product, demonstrating its technical capabilities and ensuring construction companies that our housewrap will meet the latest appropriate technical specifications. This also gives us full accreditation with the architectural community as a leader in new and innovative weatherization products that meet the newest code requirements in the building industry. We are excited to have received this approval, and look forward to reaching a larger and more receptive audience. This approval, along with our ICC-ES approved REX Synfelt™ synthetic roof underlayment product, paves the way for showing Alpha Pro Tech’s full thrust into the weatherization product packages that we currently offer.”

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including house wrap and synthetic roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated,” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.

# # #